UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

PRESBIA PLC

(Exact Name of Registrant as Specified in Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-36824 (Commission File Number)	98-1162329 (IRS Employer Identification No.)

120/121 Baggot Street Lower

Dublin 2 Ireland

(Address of Principal Executive Offices)(Zip Code)

+353 (1) 659 9446

Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)On January 19, 2016, the Board of Directors (the “Board”) of Presbia PLC (the “Company”) appointed Gerald Farrell, Ph.D. to the Board effective immediately to serve a term expiring at the conclusion of the Company’s 2016 annual general meeting of shareholders.  The Board increased its size from seven to eight members and appointed Mr. Farrell to fill the vacancy.  Mr. Farrell has been appointed to serve on the Board’s Audit Committee, which following such appointment, consists of Robert J. Cresci, as chairman, Gerd U. Auffarth and Mr. Farrell.

Mr. Farrell will participate in the Company's standard non-employee director compensation plan, including an initial restricted share award valued at $80,000 upon joining the Board, an annual cash retainer fee of $60,000, a cash fee of $2,500 for each Board or committee meeting attended in-person in Ireland and an annual restricted share award valued at $40,000.  In addition, the Company entered into its standard director indemnification agreement with Mr. Farrell.

Item 7.01 Regulation FD Disclosure.

On January 20, 2016, the Company issued a press release announcing the appointment of Mr. Farrell to the Board and the Audit Committee thereof.  A copy of the press release is furnished with this Form 8-K as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Presbia PLC dated January 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESBIA PLC

By: /s/ Todd Cooper
Todd Cooper
Chief Executive Officer

Dated:    January 20, 2016